PATENT ASSIGNMENT AND LICENSE AGREEMENT


	THIS AGREEMENT is entered into as of October 3, 1994, by and between DIGITAL EQUIPMENT CORPORATION, a corporation of the Commonwealth of Massachusetts having its principal place of business at 146 Main Street, Maynard, Massachusetts (hereinafter, together with all subsidiary or affiliate companies which it now or hereafter owns, or controls, "Digital"), and QUANTUM
CORPORATION, a company incorporated under the laws of the State of Delaware having its principal place of business at 500
McCarthy Boulevard, Milpitas California (hereinafter, together will all subsidiary and affiliate companies which it now or hereafter owns or controls, "Quantum").

	WHEREAS, Digital and Quantum are parties to a certain Stock and Asset Purchase Agreement dated as of July 18, 1994, relating to the purchase and sale of certain assets and assumption of certain liabilities of Digital, as amended by Amendment No. 1, dated as of October 3, 1994 (hereinafter the "Purchase
Agreement");

	WHEREAS, the Purchase Agreement provides that various agreements necessary to enable Quantum to conduct the Business
(as defined in the Purchase Agreement) will be entered into, this agreement being one of them;

	WHEREAS, Digital possesses ideas, inventions, and patents which are used, have been used or developed in the Business;

	WHEREAS, Quantum desires to receive from Digital an assignment to certain ideas, inventions and patents and licenses to other identified ideas, inventions and patents relating to, and necessary to enable Quantum to engage in, the Business as well as the future growth, expansion or evolution of the Business;

	WHEREAS, Digital desires to receive from Quantum licenses relating to certain of such assigned ideas, inventions and patents; and

	WHEREAS, Digital and Quantum desire to grant such licenses.

	NOW THEREFORE, in consideration of the Purchase Price (as defined in the Purchase Agreement) and the mutual convents, promises and undertakings hereinafter set forth, Digital and Quantum hereby agree as follows:

Definitions

	Terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.


Assigned Patents		All ideas, inventions, patent
applications and letters patent which
arose from the Business and are not used by Digital in any business other than the Business as of the date hereof. For this purpose, "use" in a business area shall mean that the technology in question is an element of a current or contemplated product in that area, has been the subject of research activities or a demonstration project in that area, or is the subject of a license to a third party other than IBM or Cray for use in that area. A list of Assigned
Patents is attached as Schedule 1.

Digital Licensed Patents	All ideas, inventions, patent
applications and letters patent owned or controlled by Digital as of the date hereof, whether or not they arose from the Business, which are used by Digital both in the Business and in other businesses. For this purpose, "use" in a business area shall mean that the technology in question is an element of a current or contemplated product in that area, has been the subject of research activities or a demonstration project in that area, or is the subject of a license to a third party other than IBM or Cray for use in that area. A list of Digital Licensed Patents is attached as Schedule 2.

Licensed Field			The design, manufacture and marketing of
computer disk drive, tape storage and
solid state disk products.

Article 1. - Assignment

	a.	Digital hereby assigns the Assigned Patents, subject to
any existing licenses, to Quantum, and Quantum hereby accepts such assignment.

	b.	Quantum shall bear all costs of prosecution and
maintenance of the Assigned Patents arising after the date of this Agreement.

Article 2. - License Grant

	a.	Subject to all existing licenses, Digital hereby grants
to Quantum a fully paid-up, irrevocable, transferable, world-wide license under the Digital Licensed Patents to make, have made, manufacture, use, lease and sell or otherwise dispose of products, components, parts and other material, or practice any method or process covered by any claims of the Digital Licensed
Patents, for use in the Licensed Field. Such license is exclusive in the Licensed Field, even as to Digital, and includes the right to grant sublicenses within the Licensed Field.

	b.	Quantum hereby grants to Digital a fully paid-up,
irrevocable, non-exclusive, world-wide license under the Assigned Patents, without the right to grant sublicenses, to make, have made, manufacture, use, lease and sell or otherwise dispose of all products, components, parts and other material or practice any method or process covered by any claims of the Assigned Patents for use outside the Licensed Field. Such license is non-transferable except in connection with the sale by Digital of one or more business units, in which case such license may be transferred with respect to the Assigned Patents pertinent to the business unit in question.

	c.	Digital hereby assigns to Quantum its rights under all
third party licenses previously granted by Digital with respect to the Assigned Patents within the Licensed Field, a list of which is attached hereto as Schedule 3.

	d.	Neither party is obligated under any terms of this
agreement or the Purchase Agreement to prosecute or maintain any patents assigned or licensed hereunder and may abandon same.

	e.	Digital shall retain exclusive control over prosecution
of any alleged infringement of the Digital Licensed Patents outside of the Licensed Field. Within the Licensed Field,
Digital shall have the first right, but no obligation, to prosecute alleged infringement of the Digital Licensed Patents.
If Digital fails to bring an action against an alleged infringer within the Licensed Field within 120 days following notice from Quantum, Quantum may, but shall not be obligated to, prosecute any such alleged infringement of the Digital Licensed Patents.
Either party bringing an action to enforce the Digital Licensed
Patents within the Licensed Field shall indemnify hold harmless the other party from any loss, cost or expense arising from the action. In any prosecution of alleged infringement within the Licensed Field under this paragraph 2(e), the party bringing the action shall do so at its own expense and shall be solely entitled to recovery of any money damages.

Article 3. - Representation Warranties and Indemnities

	a.	Digital represents and warrants that (i) it owns all
right, title, and interest in and to the Assigned Patents assigned to Quantum under Section 1.1 hereof and that the Assigned Patents constitute all of the patent rights (other than those rights which have been abandoned) arising from Digital's conduct of the Business prior to the date hereof, (ii) it owns right, title, and interest in and to the Digital Licensed Patents necessary to grant the licenses to Quantum under Section 2.a hereof, (iii) it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreements, nor will it enter into any other agreements, that would render it incapable of satisfactorily performing its obligations hereunder, or that would place it in a position of conflict of interest or be inconsistent or in conflict with its obligations hereunder, and
(iv) by entering into this Agreement it will not violate or conflict with the terms or provisions of any agreement to which it is a party.

	b.	DIGITAL MAKES NO REPRESENTATION OR WARRANTY WITH
RESPECT TO THE ASSIGNED PATENTS AND DIGITAL LICENSED PATENTS OTHER THAN THOSE SET FORTH IN THIS SECTION. THE WARRANTY STATED HEREIN IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. DIGITAL SHALL NOT BE LIABLE FOR LOST PROFITS, LOSS OF GOODWILL, OR ANY PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (WHETHER IN TORT, CONTRACT OR OTHERWISE) PURSUANT TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

	c.	Quantum represents and warrants that (i) it has full
power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreements, nor will it enter into any other agreements, that would render it incapable of satisfactorily performing its obligations hereunder, or that would place it in a position of conflict of interest or be inconsistent or in conflict with its obligations hereunder, and (ii) by entering into this Agreement it will not violate or conflict with the terms or provisions of any agreement to which it is a party.

Article 4. - Post-Closing Adjustments

	a.	Schedules 1, 2 and 3 have been prepared by the parties
on the basis of the information available to them, and their respective understanding of the facts, as of the date of this Agreement. The parties recognize, however, that in the process of reviewing the Digital portfolio of patent rights, errors or omissions may have occurred in the preparation of such schedules.
In particular, Digital acknowledges that Quantum has not reviewed the portfolio of Digital pending patent applications or disclosures, except to the extent that pending applications have published outside the United States. If, on or before the first anniversary of the date of this Agreement, or within six months following the issuance of a United States patent which is entitled to a filing date prior to the first anniversary of the date of this Agreement which a party believes should be included on a schedule, whichever is later, either party identifies what it believes to be an error or omission on the Schedules, in view of the criteria established above under "Definitions," it shall notify the other party and identify the reason why it believes a correction needs to be made. The parties shall review the facts and negotiate in good faith any proposed changes. If the parties fail to agree on a proposed change, either party may demand an arbitration in accordance with Section 13.09 of the Acquisition Agreement. Any assignment or license by Digital of patent rights after the date of this Agreement shall be subject to the rights of Quantum hereunder.

Article 5. - Applicable Law

	a.	This Agreement shall be governed by and be construed in
accordance with the laws of Massachusetts.

	b.	If any provisions of this Agreement is held invalid by
any rule, law, order, regulation or promulgation of any government or by the final determination of any court, it shall not affect any other provision of this Agreement which can be given effect without such invalid provision or which are not deemed void or unenforceable by such ruling, judgement, decree or order.
Article 6. - General

	a.	Nothing contained in this Agreement shall be deemed or
construed to constitute or create between the parties hereto a partnership, association, joint venture or other agency.

	b.	Digital shall prepare, execute and sign such documents
as required for the assignment of the Assigned Patents.



	IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date set forth at the outset hereof.

DIGITAL EQUIPMENT CORPORATION	QUANTUM CORPORATION



By:	/s/ JOSEPH T. RODGERS

Title:	Executive  VP, Finance
		Chief Financial Officer and
		Secretary


SCHEDULES


Schedules 1, 2 and 3 to the Patent Assignment and License Agreement are attached. A preliminary list of subject patents and patent applications has been prepared by Digital and is attached hereto at the time of signing the Purchase Agreement, but such list remains subject to review by both parties.

EXHIBIT E - SCHEDULE 3
Third Party Licenses

a)    From Schedule 3.17

  1. License Agreement between Dr. James White (Licensor) and
     Digital Equipment Corporation (Licensee)
  2. License Agreement between Mitachi, Maxell, Ltd. and Maxell Corp.
     of American (Licensees) and Digital Equipment Corporation
     (Licensor) dated December 1, 1993.
  3. License Agreement between Fuji Photo Film U.S.A., Inc. (Licensee) and Digital Equipment Corporation (Licensor) dated May 1,1994.
  4. License Agreement between Minnesota Mining and Mfg. Company (Licensee) and Digital Equipment Corporation (Licensor) dated January 1, 1989.
  5. License Agreement between Anacomp, Inc. (Licensee) and Digital Equipment Corporation (Licensor) dated February 1, 1989.

b) Letter from A. Cefalo to D. Harrison dated September 15, 1994 regarding the TK50 cartridge mechanism.

  1. Archive Corporation dated October 16, 1984.
  2. Kennedy Company dated October 15, 1984.
  3. Pertec Peripherals Corporation dated October 18, 1984.
  4. Data General Corporation ated September 5, 1984.
  5. Perex Ltd. dated December 17, 1984.
  6. Teac Corporation dated November 15, 1985.
  7. Wangtek, Inc. dated July 24, 1984.

c)   TK50 Cartridge License

  1. License Agreement between Digital Equipment Corporation (Licensor) and Minnesota Mining and Mfg. Company (Licensee) dated February 1, 1984.

d)   From Litigation Schedule 3.12

  1. Digital v. Micro Technology, Inc.